                                                           Exhibit 11.1


                                   GREAT WESTERN FINANCIAL CORPORATION

                               Computation of Net Income Per Common Share
                                        Primary and Fully Diluted


                                                                           Three Months Ended
                                                                                March 31
                                                                           ------------------
(Dollars in thousands)                                                        1994       1993
                                                                              ----       ----

Net income                                                                 $49,475    $45,211
Preferred stock dividends - convertible
  and nonconvertible                                                        (6,254)    (6,254)
                                                                           -------    -------
Net income for computing earnings per
  Common share - primary                                                    43,221     38,957
Preferred stock dividends - convertible                                      2,830      2,830
                                                                           -------    -------
Net income for computing earnings per
  Common share - fully diluted                                             $46,051    $41,787
                                                                           =======    =======


                                Computation of Average Number of
                 Common Shares Outstanding on Primary and Fully Diluted Basis
                           (In thousands, except per share amounts)



                                                                           Three Months Ended
                                                                                March 31
                                                                           ------------------
(Dollars in thousands)                                                        1994       1993
                                                                              ----       ----

Average number of Common shares outstanding
  during each period - without dilution                                    132,779    130,986
Common share equivalents outstanding at
  the end of each period                                                       578        616
                                                                           -------    -------
Average number of Common shares and Common
  share equivalents outstanding during each
  period on a primary basis                                                133,357    131,602
Common share equivalents outstanding at
  the end of each period on a fully
  diluted basis                                                                  -          -
Addition from assumed conversion as of the
  beginning of each period of the convertible
  preferred stock outstanding at the end of
  each period                                                                6,342      6,342
                                                                           -------    -------
Average number of Common shares outstanding
  during each period on a fully diluted basis                              139,699    137,944
                                                                           =======    =======

Net income per Common share
  Primary                                                                     $.32       $.30
  Fully diluted                                                                .32        .30

